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Exhibit 99.1

March 25, 2002

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549-0408

Ladies and Gentlemen:

        This letter is written pursuant to Temporary Note 3T to Article 3 of Regulation S-X. Univision Communications Inc. has received a representation letter from Arthur Andersen LLP ("Andersen") stating that the audit of the balance sheets of Univision Communications Inc. and as of December 31, 2001 and 2000, the related statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 2001, was subject to Andersen's quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards, that there was appropriate continuity of Andersen personnel working on the audit, availability of national office consultation, and availability of personnel at foreign affiliates of Andersen to conduct the relevant portions of the audit.

Very truly yours,

/s/  GEORGE W. BLANK

Executive Vice President and Chief Financial Officer

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  Exhibit 99.1